                                                                   EXHIBIT 15(A)

                          PACIFIC HORIZON FUNDS, INC.

                            SHAREHOLDER SERVICE PLAN


I. Introduction

   It has been proposed that Pacific Horizon Funds, Inc. (the "Company") pay for expenses incurred in connection with the provisions of shareholder services with respect to the shares of its Aggressive Growth, U.S. Government Securities, Capital Income, Blue Chip, Flexible Bond, Asset Allocation, California Tax-Exempt Bond, National Municipal Bond, Utilities, Short-Term Government, Corporate Bond, Growth and Income, International Bond and International Equity Funds (collectively the "Funds" and individually a "Fund"), and that a written plan describing all material aspects of the proposed financing be adopted by the Company.

   In particular, it has been proposed that the Funds bear: (a) expenses incurred in connection with non-distribution shareholder service provided by the distributor of the Company (the "Distributor") to Service Organizations and/or the beneficial owners of Fund shares; (b) periodic payments made to Service Organizations for the provision of support services to the beneficial owners of Fund shares; and (c) expenses incurred in implementing and operating this Plan. Under this proposal, payments would be made by the Company to the Distributor to the extent described below.

   The Board of Directors in considering whether the Company should implement this Plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes.

   In voting to approve the implementation of this Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

II.  Financing

   The material aspects of the financing by the Company of shareholder servicing expenses incurred in connection with shares of the Funds are as follows:

   The Funds will pay the Distributor for expenses incurred in connection with non-distribution shareholder services provided by the Distributor to Service Organizations and/or the beneficial owners of Fund shares, including but not limited to shareholder servicing provided by the Distributor at facilities dedicated for Fund use, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Funds.

   In addition, the Funds will pay the Distributor for fees to Service organizations (which may include the Distributor itself) for the provision of support services to persons who are the beneficial owners of Fund shares ("Clients"). Such services may include: (a) establishing and maintaining accounts and records relating to Clients that invest in Fund shares; (b) processing dividend and distribution payments from the Funds on behalf of Clients; (c) providing information periodically to Clients regarding their positions in Fund shares; (d) arranging for bank wires; (e) responding to Client inquiries concerning their investments in Fund shares; (f) providing the information to the Funds necessary for accounting and subaccounting; (g) if required by law, forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) for Clients; (h) assisting in processing exchange and redemption requests from Clients; (i) assisting Clients in changing dividends options, account designations and addresses; and (j) providing such other similar services as the Distributor may reasonably request.

   While this Plan is in effect the Distributor will be paid for such shareholder servicing expenses that are incurred in connection with shares of the Funds on a monthly basis, at an annual rate of up to but not more than .25 of 1 percent of each Fund's average daily net assets during such month. These monthly payments to the Distributor shall be made in accordance with, and subject to, the conditions set forth in Part III of this Plan.

III. Other Provisions

   (a) The monthly payments to the Distributor under Part II of this Plan shall be made in accordance with, and subject to, the following conditions:

     (1) the calculation of a Fund's average daily net assets will not include those assets held in accounts opened via a transfer of assets from trust and agency accounts of Bank of America National Trust and Savings Association;

     (2) if in any month the Distributor expends or is due more monies that can be immediately paid under

     Part II, due to the percentage limitation noted therein, the unpaid amount shall be carried forward from month to month while this Plan is in effect until such time, if ever, when it can be paid in accordance with the provisions of Part II;

     (3) if in any month the Distributor does not expend the entire amount then available under Part II, and assuming that no unpaid amounts have been carried forward and remain unpaid under such Part, then the amount not expended shall be considered a credit and may be drawn upon from month to month by the Distributor to permit payment under Part II when necessary in the future (i.e., carried back);

     (4) payments made out of or charged against the assets of a particular Fund must be in payment for shareholder servicing expenses incurred on behalf of such Fund; and

     (5) payments made pursuant to Part II must be for the shareholder servicing expenses described therein.

   Notwithstanding any provisions of items (2) and (3) above, however, no amounts payable or credit due pursuant to this Plan for any fiscal year may be carried over for payment or utilized as a credit, as the case may be, beyond the end of such year. In addition, any amount being carried forward during any given year will be extinguished in the event this Plan is terminated in that year.

   Payment to a Service Organization under Part II shall be subject to compliance by the Service Organization with the terms of an agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into an agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive similar payments in respect to the shareholder servicing provided with respect to such investor.

   (b) For the purpose of determining the amounts payable under this Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's prospectus as then in effect for the computation of the value of the Fund's net assets.

   (c) The Distributor shall provide the Board of Directors, at least quarterly, with a written report of all amounts expended pursuant to Part II of this Plan. The report shall state the purpose for which the amounts were expended.

   (d) This plan shall continue until October 31, 1994, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

   (e) This Plan may be amended at any time by the Board of Directors provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph (d) hereof.

   (f) This Plan is terminable, as to any Fund, without penalty at any time by (i) vote of a majority of the Disinterested Directors, or (ii) vote of a majority of the outstanding voting securities of such Fund.

   (g) The Company's Board of Directors has adopted this Plan as of December 7, 1993.